SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549





                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 1995





                        NYNEX CORPORATION





A Delaware       Commission File   I.R.S. Employer Identification
Corporation      Number 1-8608     No. 13-3180909





     1095 Avenue of the Americas, New York, New York  10036

                 Telephone Number (212) 395-2121






Form 8-K                                          NYNEX CORPORATION
August 2, 1995


Item 5.   Other Events

          On August 2, 1995, NYNEX Corporation ("NYNEX") announced second quarter earnings. NYNEX reported a net loss of $2.68 billion, or ($6.28) per share, for the second quarter of 1995, which included the effects of discontinuing accounting for the operations of its telephone subsidiaries, New York Telephone Company and New England Telephone and Telegraph Company, in accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("Statement No. 71"). As a result, NYNEX recorded in the second quarter an extraordinary non-cash charge of approximately $2.9 billion net of tax, or approximately $6.84 per share. Net income for the second quarter of 1994 was $1.2 million, or $0.00 per share. Second quarter results included after-tax charges for the enhanced pension offer of $106.2 million and $291.5 million in 1995 and 1994, respectively.

          Operating revenues were $3.50 billion for the second quarter of 1995, compared with $3.31 billion for the second quarter of 1994. Operating expenses for the second quarter of 1995 were $3.10 billion, compared with $3.18 billion for the same period in 1994. Excluding the effect of pension enhancement and non-recurring charges, operating expenses in the second quarter of 1995 were $2.73 billion, an increase of
          0.03 percent over the second quarter of 1994.

          Under Statement No. 71, NYNEX had accounted for the effects of rate actions by federal and state regulatory commissions by establishing certain regulatory assets and liabilities, including the depreciation of its telecommunications plant and equipment using asset lives approved by regulators and the deferral of certain costs and obligations based on approvals received from regulators. NYNEX had continually assessed its position and the recoverability of its telecommunications assets with respect to Statement
          No. 71. The operations of the telephone subsidiaries no longer met the criteria for application of Statement No. 71 due to significant changes in regulation, including the achievement of price regulation rather than rate-of-return regulation in New York, Massachusetts and Maine and the ongoing efforts to achieve price regulation in the remaining jurisdictions, an intensifying level of competition, and the increasingly rapid pace of technological change.



Form 8-K                                          NYNEX CORPORATION
August 2, 1995


Item 5.   Other Events (Continued)

          In accordance with Statement of Financial Accounting Standards No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71" ("Statement No. 101"), NYNEX has adjusted its telecommunications plant through an increase in accumulated depreciation, to reflect the difference between recorded depreciation and depreciation that would have been recorded had the telephone subsidiaries not been subject to rate regulation, and has eliminated the non-plant regulatory assets and liabilities from its balance sheet. The after-tax extraordinary charge recorded consists of approximately $2.2 billion for the adjustment to telecommunications plant and equipment and approximately $0.7 billion for the write-off of non-plant regulatory assets and liabilities. The application of Statement No. 101 does not change the telephone subsidiaries' accounting and reporting for regulatory purposes.

          When adjusting their net telecommunications plant, the telephone subsidiaries will utilize shorter, more economically realistic asset lives. The following is a summary of average asset lives before and after the discontinuance of Statement No. 71, for the most significantly affected categories of plant and equipment:


                                    Composite
                                Regulator-Approved      Economic Asset
          Category of Asset   Asset Lives (in years)   Lives (in years)


          Digital Switching          16.5               12
          Circuit-Other              10.5                8
          Aerial Metallic Cable      21                 17
          Underground Metallic Cable 25                 15
          Buried Metallic Cable      24                 17
          Fiber                      26                 20



Form 8-K                                          NYNEX CORPORATION
August 2, 1995







                           SIGNATURES






     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.





                                     NYNEX CORPORATION




                                     By      Peter M. Ciccone
                                             Peter M. Ciccone
                                        Vice President and Comptroller




















August 2, 1995